Exhibit (10)(i)(1.9)

EXECUTION COPY

AMENDMENT NO. 9 TO THE

CREDIT AGREEMENT

Dated as of May 1, 2002

AMENDMENT NO. 9 TO THE CREDIT AGREEMENT among BROADWING INC. (f/k/a Cincinnati Bell Inc.), an Ohio corporation (“Broadwing”), and BROADWING COMMUNICATIONS SERVICES INC. (f/k/a IXC Communications Services, Inc.), a Delaware corporation (“Broadwing Communications Services”, and together with Broadwing, each a “Borrower” and collectively the “Borrowers”), the banks, financial institutions and other institutional lenders parties to the Credit Agreement (as defined below) (the “Lenders”), BANK OF AMERICA, N.A., as syndication agent, CITICORP USA, INC., as administrative agent (the “Administrative Agent”), and the other agents party to the Credit Agreement.

PRELIMINARY STATEMENTS:

(1)           Each Borrower, the Lenders and the Administrative Agent have entered into an Amendment and Restatement of the Credit Agreement dated as of January 12, 2000, and amendments thereto dated as of May 17, 2000, November 3, 2000, June 12, 2001, June 27, 2001, December 13, 2001, March 1, 2002, March 15, 2002 and April 18, 2002 (such Amendment and Restatement of the Credit Agreement, as so amended, supplemented or otherwise modified through the date hereof, the “Credit Agreement”).  Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2)           The Borrowers have requested and the Lenders have agreed to amend the Credit Agreement as hereinafter set forth.

SECTION 1.   Amendment to the Credit Agreement.  Effective as of the Amendment No. 9 Effective Date (or, in the case of Sections 1(m)(iii) and (iv), (t) and (bb), such later date as provided in Section 2) and subject to the satisfaction of the conditions precedent set forth in Section 2, the Credit Agreement is hereby amended as follows:

(a)           The definition of “Applicable Margin” is amended in full to read as follows:

“Applicable Margin” means (i) in the case of the Incremental Term B Facility, 2.75% per annum for Eurodollar Rate Advances and 1.75% per annum for Base Rate Advances, (ii) in the case of the Incremental Term C Facility, 3.25% per annum for Eurodollar Rate Advances and 2.25% per annum for Base Rate Advances and (iii) in the case of each other Facility, a percentage per annum set forth below under the caption “Eurodollar Rate Advances” or “Base Rate Advances” based upon the ratings established by S&P and Moody’s for the Index Debt as of the most recent determination date:

Applicable Margin Pricing Grid

S&P/Moody’s	Applicable Margin Revolving and Term A Facilities
	Eurodollar Rate Advances	Base Rate Advances
Level I: At least BBB and Baa2	1.50%	0.50%
Level II: Below I, but at least BBB- and Baa3	1.75%	0.75%
Level III: Below II, but at least BB+ and Ba1	2.00%	1.00%
Level IV: Below III, but at least BB+ and Ba2 or BB and Ba1	2.25%	1.25%
Level V: Below IV, but at least BB and Ba2	2.50%	1.50%
Level VI: Below V, but at least BB- and Ba3	2.75%	1.75%
Level VII: Below VI, but at least B+ and B1	3.00%	2.00%
Level VIII: Below VII, but at least B and B2	3.25%	2.25%
Level IX: Below VIII	3.50%	2.50%

For purposes of the foregoing (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence hereof), then such rating agency shall be deemed to have established a rating in Level IX; (ii) except as set forth in the Pricing Grid above, if the ratings established or deemed to have been established by Moody’s or S&P for the Index Debt shall fall within different Levels, the applicable percentage will be based on the lower of the two ratings unless one of the two ratings is two or more Levels lower than the other, in which case the applicable percentage shall be determined by reference to the Level next above that of the lower of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s or S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency.  Each change in the applicable percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, or if either such rating agency shall cease rating the Index Debt (other than by reason of any action or nonaction by any Borrowers following or in anticipation of a ratings downgrade), the Borrowers and the Lender Parties shall negotiate in good faith to amend this provision to reflect such changed rating system or the unavailability of ratings from such rating agency (including by way of substituting another rating agency mutually acceptable to the Borrowers and the Agents for the rating agency with respect to which the rating system has changed or for which no rating is then in effect) and, pending the effectiveness of any such amendment, the applicable percentage shall be determined by reference to the rating most recently in effect prior to such change or cessation.”

(b)           The definitions of “Debt/EBITDA Ratio”, “Senior Secured Debt/EBITDA Ratio” and “Total Debt/Capitalization Ratio” in Section 1.01 are amended by deleting (i) the phrase “as at the end of the most recently ended fiscal quarter of CBI for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be,” in each such definition and (ii) the phrase “as at the end of such fiscal quarter” in the last line of the definition of “Total Debt/Capitalization Ratio”, and substituting therefor the phrase “as at such date of determination”.

(c)           The definition of “Excluded Entities” in Section 1.01 is amended and restated to read as follows:

“Excluded Entities” means CBT, Wireless LLC, Cincinnati Bell Foundation, Inc., the Mutual Subsidiaries, Unite and, until such time as CBTS becomes a Subsidiary Guarantor pursuant to the proviso to Section 5.01(j)(I)(2), CBTS.

(d)           The definition of “Related Documents” in Section 1.01 is amended by inserting immediately after the phrase “pursuant to Section 5.02(b)(ii)” the phrase “and Section 5.02(b)(i)(D), all agreements, indentures and instruments pursuant to which the Senior Notes are issued, the certificate of incorporation of Wireless Co. (or in the case that the Equity Interests of Wireless LLC are held by Wireless Holdco, the certificate of incorporation of Wireless Holdco)”.

(e)           Section 1.01 is amended by inserting the following new definitions in the appropriate alphabetical order:

“Amendment No. 9 Effective Date” means the date on which Amendment No. 9 to this Agreement (other than Sections 1(m)(iii) and (iv), (t) and (bb) thereof) becomes effective.

“Blocking Event” means any of the following events:

(a)           a Default described in Section 7.01(a) occurs and is continuing, or

(b)           a Default described in Section 7.01(f) or an Event of Default  (other than an Event of Default described in Section 7.01(a)) occurs and is continuing and delivery by the Administrative Agent to CBI of a notice (a “Blockage Notice”) of such Default or Event of Default (it being understood that (x) the Administrative Agent may not deliver a subsequent Blockage Notice unless and until at least 360 consecutive days shall have elapsed since the day of delivery of the immediately prior Blockage Notice and (y) no such Default or Event of Default that existed or was continuing on the date of delivery of any Blockage Notice shall be, or be made, the basis of a subsequent Blockage Notice unless such Default or Event of Default shall have been waived for a period of not less than 180 consecutive days);

provided, however, that a Blocking Event shall cease to occur upon the earlier of:

(i)            the date upon which the Default or Event of Default giving rise to a Blocking Event described in clause (a) or (b) above is cured or waived or shall have ceased to exist, or

(ii)           in the case of a Blocking Event described in clause (b) above, 179 consecutive days having passed after the Blockage Notice is received by CBI.

“CBI Administrative Expenses” means all administrative expenses incurred by CBI in the ordinary course of business, including, without limitation, those related to compensation arrangements, litigation, insurance, taxes (federal state and local), health and welfare, office supplies, contractual obligations, travel, director’s fees paid to and expenses of CBI’s Board of Directors and payments to investment banks, advisors and consultants.

“CBTS” means Cincinnati Bell Telecommunications Services Inc., an Ohio corporation.

“Consultant” has the meaning specified in Section 5.01(j)(I)(3)(f).

“Mutual Subsidiaries” means Mutual Signal Holding Corporation, Mutual Signal Corporation, Mutual Signal Corporation of Michigan and MSM Associates Limited Partnership.

“New Notes” means (i) Subordinated Debt of CBI evidenced by the Subordinated Debt Documents and (ii) Senior Notes.

“Other Permitted Equity” means an Equity Interest of CBI other than common stock that (i) is a security that is not guaranteed or secured and ranks junior to the Facilities and the New Notes in all respects, (ii) has a term extending to at least December 31, 2007 and is not mandatorily redeemable or putable prior to such date (other than pursuant to a customary change of control provision), (iii) has covenants and change of control provisions no more restrictive than those customarily contained in senior subordinated or subordinated public high yield issues for similar issuers and (iv) if convertible or exchangeable, is convertible or exchangeable only into CBI’s common stock.

“Real Estate SPV” has the meaning specified in Section 5.01(t).

“Senior Notes” means senior unsubordinated notes of CBI which have customary high yield covenants for similar issuers, are unsecured and have the benefit of no upstream guaranties or other claims against Subsidiaries of CBI.

“Spectrum Assets” means the E-Block spectrum license granted by the Federal Communications Commission or any spectrum license owned by Wireless Co. for which the E-Block may be exchanged.

“SPV” has the meaning specified in Section 5.01(u).

“Transfer” has the meaning specified in Section 5.01(j)(I)(3)(d).

“Unite” means Unite Inc., an Ohio corporation.

“Wireless Co.” means Cincinnati Bell Wireless Company, an Ohio corporation.

“Wireless Holdco” has the meaning specified in Section 5.01(s).

“Wireless LLC” means Cincinnati Bell Wireless, LLC, an Ohio limited liability company.”

(f)            Section 2.05(b) is amended by inserting a new clause (vi) to read as follows:

“(vi)        The Revolving Credit Facility shall be automatically and permanently reduced ratably among the Revolving Credit Lenders in accordance with their Revolving Credit Commitments in an amount equal to the prepayments of the Revolving Credit Advances pursuant to clause (x) of the proviso in Section 5.02(b)(i)(B), and each reduction of the Revolving Credit Commitments pursuant to this Section 2.05(b)(vi) shall be applied to the scheduled commitment reduction installments of the Revolving Credit Facility on a pro rata basis.”

(g)           Section 5.01(e) is amended by (i) deleting the phrase “Except as otherwise permitted under Section 5.02(d)” in the first line thereof and substituting therefor the phrase “(i)  Except as otherwise permitted under Section 5.02(d) or as otherwise provided under clause (ii) below” and (ii) inserting at the end thereof the following new clause (ii):

“(ii)         On or before May 31, 2002, (A) Unite shall merge or consolidate into CBI or Broadwing Holdings, Inc. and (B) Cincinnati Bell Foundation, Inc. shall be dissolved.”

(h)           Section 5.01(j)(I) is amended by (i) inserting immediately after the phrase “respective Subsidiaries” in clause (1) thereof the phrase “(other than the Excluded Entities)”, (ii) deleting clauses (2) and (3) thereof and substituting therefor new clauses (2) and (3) to read as follows:

“(2)     by June 2, 2002, cause each Subsidiary (other than the Excluded Entities and a CFC) (to the extent it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or Guaranty Supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents, provided, however, that CBTS shall execute and deliver to the Administrative Agent such a guaranty or Guaranty Supplement on or before September 30, 2002,

(3)       within 15 days thereafter duly execute and deliver, and cause each such Subsidiary (other than the Excluded Entities) and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver, to the Administrative Agent mortgages, pledges, assignments, security agreement supplements and other security agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party, such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties other than:

a.                           fiber in which an IRU has been granted prior to the date hereof or pursuant to Section 5.02(e)(i) or 5.02(e)(viii)(B);

b.                          the Equity Interests of Wireless LLC held by Wireless Co. or Wireless Holdco, as the case may be;

c.                           the Spectrum Assets;

d.                          any item of real property of CBI or such Subsidiaries that has been irrevocably transferred under title documents satisfactory to the Agents to a Real Estate SPV under terms and conditions acceptable to the Agents (a “Transfer”); provided that if such real property is transferred out of a Real Estate SPV, such Real Estate SPV will be required to deliver mortgages, assignments, surveys (if requested by the Administrative Agent) and title insurance all in form and substance satisfactory to the Agents on such real property at or before the time of such transfer unless such real property is sold or otherwise transferred to a Person in a transaction permitted by Section 5.02(e);

e.                           any item of real property, the mortgage or Transfer, as the case may be, of which is prohibited by or would constitute a breach of or a default under or give rise to a right of termination under the underlying documentation, where despite the use of best efforts by CBI or its Subsidiaries to obtain a consent to so mortgage or Transfer, such consent cannot be obtained; provided that CBI or its Subsidiaries will attempt to obtain the consent to Transfer if a consent to mortgage any such property interest cannot be obtained;

f.                             any property interest that CBI has requested be excluded and as to which  the Agents, after consultation with an independent consultant to be retained on behalf of the Agents (the “Consultant”), determine that a mortgage or Transfer, as the case may be, is not cost effective in relationship to the benefits to be received by the Lenders from the mortgage or Transfer of such property interest (a list of which real property interests excluded from the requirements of Section 5.01(j)(I) pursuant to clause (e) or (f) hereof will be provided to the Lenders as promptly as practicable by CBI);

provided, however, that CBTS shall not be required to execute and deliver to the Administrative Agent such documents referred to in clauses (3) and (4) of this Section 5.01(j)(I) until September 30, 2002; provided further that:

(A)          for purposes of this Section 5.01(j)(I)(3), the use of “best efforts” will not require the payment of any monetary consideration or expending continued efforts to obtain such consent if CBI has diligently followed all agreed upon procedures in attempting to obtain such consent unless, after CBI advises that it cannot obtain a particular consent, the Agents, in their discretion reasonably exercised and in consultation with the Consultant, determine that the value to the Lenders of such collateral warrants paying additional consideration or expending continuing efforts to obtain such consent;

(B)           notwithstanding the foregoing, the Agents may request that CBI or its Subsidiaries grant mortgages on additional real property (other than real property that is held in a Real Estate SPV) and provide surveys, title insurance or other reports specified in Section 5.02(j)(I)(6) on any real property (other than real property that is held in a Real Estate SPV) at any time in their sole discretion; and

(C)           in the event that there is a change in the circumstances which gave rise to any real property interest being excluded from the requirements of this Section 5.01(j)(I) or the restrictions which prevented delivering documents hereunder or consummating a Transfer of such real property no longer exist, CBI and its Subsidiaries shall promptly Transfer such real property to a Real Estate SPV or execute and deliver to the Administrative

Agent all applicable documents required to be delivered under this Section 5.01(j)(I);

(D)          if (1) CBT ceases to be subject to all regulation relating to telecommunications businesses by all federal, state and local governmental authorities which prohibits, restricts or requires regulatory approval for the (x) pledging of assets or (y) incurrence of indebtedness, and (2) any action described in clause (x) or (y) could not in the determination of CBI reasonably exercised be expected to result in any such regulatory authority taking an action or refusing to take an action which action or refusal to take any action could have a material adverse effect on CBT, then CBT shall cease to be an Excluded Entity and shall as promptly as practicable deliver to the Administrative Agent supplements to the Security Agreements and Subsidiary Guaranties in form and substance satisfactory to the Administrative Agent and shall as promptly as practicable take all steps necessary to comply with this Section 5.01(j).”

(i)            Section 5.01(j)(I) is further amended by amending and restating clause (6) thereof to read as follows:

“(6)         as promptly as practicable thereafter, deliver to the Administrative Agent title search reports (review of which shall be limited to the verification of the transferees of such property except in the case of real properties for which mortgages are being delivered) on all real property held by CBI and its Subsidiaries (other than Excluded Entities) as requested by the Administrative Agent, and upon the request of the Administrative Agent in its sole discretion, deliver to the Administrative Agent with respect to each parcel of real property owned or held by the entity that is the subject of such request, formation or acquisition title reports (review of which shall be limited to the verification of the transferees of such property except in the case of real properties for which mortgages are being delivered), surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that title insurance policies, surveys and engineering, soils and other reports, and environmental assessment reports will not be required for any real property that is held in a Real Estate SPV, provided further to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent,”

(j)            Section 5.01(j)(I) is further amended by deleting the word “and” at the end of clause (8) thereof and inserting at the end thereof the following proviso:

“provided, however, that the Agents, acting jointly, may extend any of the time limits set forth above by up to 30 days (or up to an additional (x) 90 days, solely in the case of obtaining required approvals or consents for the pledging of assets, or (y) 120 days, solely in the case of obtaining required regulatory approvals for the pledging of assets)(it being understood that the Agents will grant any requested extension pursuant to this proviso if such extension is required solely because of the need to obtain regulatory approvals and CBI and its Subsidiaries are using their best efforts to obtain such approvals); and”

(k)           Section 5.01 is further amended by inserting at the end thereof new clauses (r), (s), (t) and (u) to read as follows:

“(r)          Cash Management System Transfer.  Within 30 days after the Amendment No. 9 Effective Date or, if earlier, prior to the issuance of any New Notes, transfer the cash management system maintained by CBI to a Subsidiary Guarantor, such cash management system to be as more particularly described in the attached Schedule 5.01(r).

(s)           Certain Charter Amendments.  Within 30 days after the Amendment No. 9 Effective Date, amend the certificate of incorporation of Wireless Co. to establish (or, at the election of CBI, form a new wholly owned Subsidiary of Wireless Co. to hold the Equity Interests of Wireless LLC (“Wireless Holdco”) that will have a certificate of incorporation that includes) customary “bankruptcy remote” protections and execute related documentation, all such protections and related documentation in form and substance reasonably acceptable to the Agents negotiated in good faith, with respect to Wireless Co. or Wireless Holdco.

(t)            Creation of Special Purpose Entities.  Prior to the required date for delivery of mortgages pursuant to Section 5.01(j)(I)(3), (w) create one or more wholly owned special purpose direct or indirect Subsidiaries of CBI (each a “Real Estate SPV”) for the sole purpose of holding real property required to be pledged to the Administrative Agent for the benefit of the Lenders pursuant to Section 5.01(j)(I) that will be organized as a corporation or, at the option of CBI, a limited liability company in a jurisdiction acceptable to the Agents and will have charter documents that include customary “bankruptcy remote” protections in form and substance reasonably satisfactory to the Agents negotiated in good faith, (x) pledge the Equity Interests in each Real Estate SPV as Collateral under the Security Agreements, (y) deliver supplements to the Security Agreements and Subsidiary Guaranties duly executed by each Real Estate SPV in form and substance reasonably acceptable to the Agents, and (z) execute related documentation, all in form and substance reasonably acceptable to the Agents.

(u)           Separate Corporate Existence.  Cause each of Wireless Co. or, if formed pursuant to Section 5.01(s), Wireless Holdco, and each Real Estate SPV (each an “SPV”) to comply in all respects with the terms and provisions of the corporate separateness covenants negotiated in good faith set forth in the supplements to the Subsidiary Guaranties to which each SPV is a party as if such covenants were set forth in full in this Agreement.”

(l)            Section 5.02(b)(i) is amended by (i) amending and restating clause (B) thereof in full to read as follows:

“(B)         New Notes not to exceed the aggregate principal amount of $1 billion dollars; provided that (x) 50% of the first $500 million of Net Cash Proceeds from the issuance of New Notes shall be applied to prepay the Facilities, with such prepayment to be allocated ratably to the Revolving Credit Advances (as set forth in Section 2.06(b)(vi)), the Term A Advances, the Incremental Term B Advances and the Incremental Term C Advances and to the remaining installments of the Term A Advances, Incremental Term B Advances and Incremental Term C Advances, respectively, pro rata and (y) 100% of the Net Cash Proceeds in excess of $500 million from the issuance of New Notes shall be applied to prepay the Facilities, with such prepayment to be allocated first ratably to the Term A Advances, the Incremental Term B Advances and the Incremental Term C Advances and applied to the remaining installments thereof pro rata and second to the Revolving Credit Advances as set forth in clause 2.06(b)(vi) (it being understood that all expenses or other amounts deducted in determining the calculation of Net Cash Proceeds from the issuance of New Notes at the same time shall be applied equally over the total principal amount of the New Notes being issued at such time),”

and (ii) by deleting the word “and” at the end of clause (B), by deleting the semicolon at the end of clause (C) and substituting therefor the phrase “, and”, and by inserting a new clause (D) at the end thereof to read as follows:

“(D)        Debt owed to a wholly owned Subsidiary of CBI permitted under Section 5.02(f)(xi); provided that such Debt (x) shall constitute Pledged Debt, (y) shall be on terms acceptable to the Agents and (z) if evidenced by promissory notes, shall be in form and substance satisfactory to the Agents and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Administrative Agent pursuant to the terms of the Security Agreements; provided further, however, that CBI may not incur such Debt to service Debt under the New Notes or make payments in respect of Other Permitted Equity if a Blocking Event has occurred and is continuing;”

(m)          Section 5.02(b)(iii) is amended by (i) inserting immediately after the phrase “in the case of CBI and its Subsidiaries” in the first line thereof the phrase “other than Wireless LLC”, (ii) inserting immediately after the phrase “of the other Loan Parties” in clause (I) thereof the phrase “other than with respect to the Senior Notes”, (iii) deleting the phrase “between CBI and its Subsidiaries arising under CBI’s” in clause (J) thereof and substituting therefor the phrase “among the Subsidiaries of CBI arising under the” and (iv) deleting the phrase “Schedule 5.02(b)(iii)(J)” at the end of clause (J) thereof and substituting therefor the phrase “Schedule 5.01(r)”.

(n)           Section 5.02(b) is further amended by adding a new clause (iv) at the end thereof to read as follows:

“(iv)        in the case of Wireless LLC,

(A)          Debt relating to the acquisition of the Spectrum Assets not to exceed $60,000,000 in aggregate principal amount at any time outstanding,

(B)           Capitalized Leases, Debt secured by Liens permitted by Section 5.02 (a)(iv) or unsecured Debt, in the case of such unsecured Debt, maturing after the Termination Date, in the ordinary course of business for borrowed money or for the deferred purchase price of property or services, not to exceed $50,000,000 in aggregate principal amount at any time outstanding under this clause (B), provided that any Debt outstanding under this clause (B) of a type described in Section 5.02(b)(iii)(B), (C) or (E), as the case may be, will automatically reduce the amount of Debt of such type permitted to be outstanding at such time under such clause (B), (C) or (E), as applicable,

(C)           Debt of the type and subject to the restrictions set forth in Sections 5.02(b)(ii) and 5.02(b)(iii)(F) and (J), and

(D)          Debt (x) existing on the Amendment No. 9 Effective Date and (y) refinancings of such Debt, in the case of clause (y), subject to the restrictions set forth in Section 5.02(b)(iii)(D) except that no Surviving Debt to be refinanced pursuant to this clause (D) that is owed to CBI or to a Subsidiary of CBI may be refinanced with Debt owed to a Person other than a Subsidiary of CBI; provided that any Debt outstanding at any time under clause (x) of a type described in any clause of Section 5.02(b)(iii) will automatically reduce the amount of Debt of such type permitted to be outstanding at such time under such clause of Section 5.02(b)(iii), as applicable.”

(o)           Section 5.02(d)(iv) is amended and restated in full to read as follows:

“(iv)        any Mutual Subsidiary may merge into another Mutual Subsidiary or into IXCS and Unite may merge into CBI or Broadwing Holdings, Inc.;”

(p)           Section 5.02(e)(viii) is amended by inserting immediately after the phrase “per annum,” in clause (A) the phrase “for periods ending prior to Fiscal Year 2002 and $50,000,000 per annum commencing with Fiscal Year 2002”, (iii) inserting immediately after the phrase “from the date of receipt” at the end of the proviso after clause (C) thereof the phrase “with respect to sales, leases, transfers or other dispositions made before April 15, 2002 and 3 months from the date of receipt with respect to sales, leases, transfers or other dispositions made on or after April 15, 2002”, (iv) inserting immediately after the phrase “12 months from the date of receipt of such proceeds” in the first sentence after the proviso after clause (C) thereof the phrase “with respect to sales, leases, transfers or other dispositions made before April 15, 2002 and 3 months from the date of receipt with respect to sales, leases, transfers or other dispositions made on or after April 15, 2002” and (v) inserting immediately after the phrase “reinvested within such 12 month period” in the last sentence thereof the phrase “or 3 month period (as the case may be)”.

(q)           Section 5.02(f)(i) is amended by (i) inserting immediately after the phrase “wholly owned Subsidiaries” in clause (A) thereof the phrase “that are Subsidiary Guarantors” and (ii) inserting immediately after the phrase “in Excluded Entities” in clause (B) thereof the phrase “other than the Mutual Subsidiaries”.

(r)            Section 5.02(f)(vii) is amended by adding immediately before the phrase “in an aggregate amount invested not to exceed 10%” the phrase “made prior to the Amendment No. 9 Effective Date” and adding immediately after the phrase “Net Tangible Assets at the time of any determination” the phrase “and other Investments made on or after the Amendment No. 9 Effective Date (other than Investments in CBI and the Mutual Subsidiaries made after April 15, 2002) in an aggregate amount invested not to exceed $25,000,000 at any time”, (ii) by deleting the phrase “Net Tangible Assets or” in the parenthetical immediately before the proviso thereof and (iii) inserting immediately before the semi-colon at the end thereof the phrase “and (6) any Investment made under this clause (vii) that is not an acquisition of an Equity Interest shall be made by a Subsidiary Guarantor.”

(s)           Section 5.02(f)(viii) is amended by inserting at the beginning thereof the phrase “Investments other than Investments in CBI and the Mutual Subsidiaries made after April 15, 2002 in”.

(t)            Section 5.02(f)(ix) is amended and restated in full to read as follows:

“(ix)         Investments consisting of debits and credits between a wholly owned Subsidiary of CBI and CBI and its Subsidiaries pursuant to the centralized cash management system referred to in Section 5.01(r); provided that such Investments between such wholly owned Subsidiary of CBI and CBI shall be subject to the restrictions set forth in Section 5.02(f)(xi), and Investments that arose under the centralized cash management system between CBI and its Subsidiaries prior to the date that is 30 days after the Amendment No. 9 Effective Date; provided that all such Investments made by CBI and each Subsidiary Guarantor are evidenced by promissory notes and constitute Pledged Debt; provided further, that CBI will hold no cash on the day after the implementation of the transfer of the centralized cash management system referred to in Section 5.01(r) other than cash transferred to CBI pursuant to Section 5.02(f)(xi) or 5.02(g)(vi), and”.

(u)           Section 5.02(f) is further amended by inserting at the end thereof new clause (xi) and new proviso to read as follows:

“(xi)         Investments consisting of cash advances to CBI to pay (x) CBI Administrative Expenses, (y) dividends and payments referred to in clauses (iv) and (v) of Section 5.02(g) and (z) debt service for Debt of CBI that is permitted under this Agreement; provided that (1) such advances are evidenced by promissory notes, in form and substance satisfactory to the Agents, and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Administrative Agent pursuant to the terms of the Security Agreements, (2) such advances are not made earlier than 1 Business Day before the day that the obligations are to be paid and (3) the proceeds of such advances are either deposited directly to a deposit account maintained with the Administrative Agent or another Lender and in which the Administrative Agent, for the benefit of the Lenders, has a security interest pursuant to the terms of the Security Agreements or applied directly for a purpose referred to in clause (x), (y) or (z) above; provided further, however, that if a Blocking Event has occurred and is continuing, no such Investments shall be made in respect of a payment on the New Notes or the Other Permitted Equity;

provided that no Investments shall be made on or after April 15, 2002 in Excluded Entities other than (x) Investments in Wireless LLC, (y) Investments consisting of debits and credits arising pursuant to the centralized cash management system described in Section 5.02(f)(ix); provided that all such cash advances made to such Excluded Entities constitute Pledged Debt; provided further that all such Investments made to the Mutual Subsidiaries be in an amount not to exceed $100,000 in aggregate at any time, and (z) in the case of CBT, Investments made pursuant to Section 5.02(f)(vi)).”

(v)           Section 5.02(g)(ii) is amended and restated in full to read as follows:

“(ii)         any Subsidiary may (A) declare and pay cash dividends to any other wholly owned Subsidiary of CBI of which it is a Subsidiary and (B) accept capital contributions from its parent to the extent permitted under Section 5.02(f)(i),”

(w)          Section 5.02(g)(iv) is amended by inserting immediately before the comma at the end thereof the phrase “and the Other Permitted Equity”.

(x)            Section 5.02(g)(vi) is amended and restated in full to read as follows:

“(vi)        any Subsidiary of CBI may:

(A)          declare and pay cash dividends to CBI to pay (x) CBI Administrative Expenses, (y) dividends and payments referred to in clauses (iv) and (v) of Section 5.02(g) and (z) debt service for Debt of CBI that is permitted under this Agreement; provided that (1) such dividends are not paid earlier than 1 Business Day before the day that the obligations are to be paid and (2) the proceeds of such dividends are deposited directly to a deposit account maintained with the Administrative Agent in which the Administrative Agent, for the benefit of the Lenders, has a security interest pursuant to the terms of the Security Agreements or applied directly for a purpose referred to in clause (x), (y) or (z) above, and

(B)           distribute non-cash assets to CBI in connection with the merger or consolidation of a Subsidiary; provided that no Default has occurred and is continuing at the time of such transfer and the distribution of such non-cash assets is accompanied by a substantially simultaneous transfer of such non-cash assets from CBI to another Subsidiary,”

(y)           Section 5.02(g) is further amended by inserting at the end thereof new clauses (viii), (ix) and (x) to read as follows:

“(viii)      CBI may issue and sell additional common stock for cash; provided that if immediately prior to the time of any such issuance the Debt/EBITDA Ratio is not less than 3.75, during the period ending September 30, 2002, and not less than 3.50 at all times thereafter, 50% of the Net Cash Proceeds of such issuance of additional common stock (other than common stock issued to employees, officers and directors as part of compensation arrangements) shall be applied to prepay the Facilities first ratably to the Term A Advances, the Incremental Term B Advances and the Incremental Term C Advances and to the remaining installments thereof pro rata and second to the Revolving Credit Advances as set forth in clause 2.06(b)(vi) (it being understood that such prepayment shall not be required if the Debt/EBITDA Ratio at the time of such issuance is below the Debt/EBITDA Ratio specified above to be applicable at such time),

(ix)           CBI may issue additional common stock upon the conversion of any of the Convertible Preferred Stock, the Junior Convertible Preferred Stock and the Other Permitted Equity, and

(x)            CBI may issue and sell (A) up to an aggregate of $200,000,000 face value of Other Permitted Equity; provided that 50% of the Net Cash Proceeds of the issuance of such Other Permitted Equity shall be applied to prepay the Facilities first ratably to the Term A Advances, the Incremental Term B Advances and the Incremental Term C Advances and to the remaining installments thereof pro rata and second to the Revolving Credit Advances as set forth in clause 2.06(b)(vi), and (B) up to an additional aggregate of $100,000,000 face value of Other Permitted Equity; provided that 100% of the Net Cash Proceeds of such Other Permitted Equity in excess of $200,000,000 face value shall be applied to prepay the Facilities first ratably to the Term A Advances, the Incremental Term B Advances and the Incremental Term C Advances and to the remaining installments thereof pro rata and second to the Revolving Credit Advances as set forth in clause 2.06(b)(vi).”

(z)            Section 5.02(l) is amended by deleting the word “and” immediately preceding clause (ii) thereof and inserting a new clause (iii) at the end thereof to read “or (iii) customary provisions in the New Notes; provided such provisions permit Liens under the Loan Documents”.

(aa)         Section 5.02 is further amended by inserting at the end thereof new clauses (s), (t) and (u) to read as follows:

“(s)         Deposit Accounts.  After 30 days after the Amendment No. 9 Effective Date or, if earlier, after the issuance of any New Notes, hold any deposit accounts of CBI or any of its Subsidiaries (other than payroll, workmen’s compensation, health and welfare, PAC accounts and similar types of accounts) that are not held with the Administrative Agent or with a third party bank subject to a control agreement that is in form and substance reasonably satisfactory to the Administrative Agent.

(t)            Negative Covenants Applicable to Wireless Co.  Notwithstanding Section 5.02, after 30 days after the Amendment No. 9 Effective Date, permit Wireless Co. (or, if Wireless Co. has elected to form Wireless Holdco in accordance with Section 5.01(s), Wireless Holdco, in which case this paragraph (t) shall not apply to Wireless Co.) to enter into or conduct any business, or engage in any activity (including, without limitation, any action or transaction that is restricted under Section 5.02 without regard to any of the enumerated exceptions to such covenants) other than providing general management services to Wireless LLC, holding the Equity Interests of Wireless LLC, exercising the voting rights and obligations as a member of Wireless LLC, holding and operating the Spectrum Assets, performing any obligations under the Loan Documents and engaging in other activities incidental and directly related to its existence and the foregoing.

(u)           Negative Covenants Applicable to Real Estate SPVs.  Notwithstanding Section 5.02, permit any Real Estate SPV to enter into or conduct any business, or engage in any activity (including, without limitation, any action or transaction that is restricted under Section 5.02 without regard to any of the enumerated exceptions to such covenants) other than holding real property interests and entering into and performing such Real Estate SPV’s obligations under leases with respect thereto, performing such Real Estate SPV’s obligations under the Loan Documents and engaging in other activities incidental and directly related to its existence and the foregoing.”

(bb)         Schedule 5.02(b)(iii)(J) is deleted in its entirety and new Schedule 5.01(r) is inserted in the appropriate chronological order to read as set forth in Schedule 5.01(r) attached hereto.

SECTION 2.   Conditions of Effectiveness.  This Amendment shall become effective as of the date first above written when the Administrative Agent shall have received counterparts of (x) this Amendment executed by the undersigned, the Required Lenders or, as to any of the Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment, and (y) the Consent attached hereto executed by each of the Subsidiary Guarantors except that Section 1 shall not become effective until the date (the “Amendment No. 9 Effective Date”) when, and only when, each of the following conditions precedent shall have been satisfied; provided that Sections 1(m)(iii) and (iv), (t) and (bb) of this Amendment shall not become effective until 30 days after the Amendment No. 9 Effective Date:

(a)           The representations and warranties set forth in each of the Loan Documents shall be correct in all material respects on and as of the Amendment No. 9 Effective Date, before and after giving effect to this Amendment, as though made on and as of such date (except for any such representation and warranty that, by its terms, refers to a specific date other than the Amendment No. 9 Effective Date, in which case as of such specific date).

(b)           After giving effect to this Amendment, no event shall have occurred and be continuing that constitutes a Default or Event of Default.

(c)           The Administrative Agent shall have received an amendment fee equal to 0.125% of the aggregate outstanding principal amount of Advances and the aggregate Unused Revolving Credit Commitments of each Lender that delivers an executed signature page to this Amendment no later than May 1, 2002, to be paid ratably to such Lenders; provided that the Administrative Agent shall escrow the portion of such fee calculated on $250,000,000 and, as and when (on or before June 29, 2002) permanent prepayment of the Advances are made with proceeds of the New Notes or the Other Permitted Equity, the Administrative Agent shall return such amounts to CBI and any escrowed amounts, remaining on June 30, 2002 shall be paid ratably to such Lenders.

(d)           The fees and expenses of counsel for the Administrative Agent shall have been paid.

The effectiveness of this Amendment is further conditioned upon the accuracy of all of the factual matters described herein.  This Amendment is subject to the provisions of Section 9.01 of the Credit Agreement.

SECTION 3.   Representations and Warranties.  Each Borrower represents and warrants that the aggregate net asset value of the Mutual Subsidiaries as of March 31, 2002 is approximately $13,300,000.

SECTION 4.   Reference to and Effect on the Loan Documents.  (a)  On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b)           The Credit Agreement, as specifically amended by this Amendment, and the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  Without limiting the generality of the foregoing, the

Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case as amended by this Amendment.

(c)           The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION 5.   Costs, Expenses.  Each of the Borrowers hereby agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 9.04 of the Credit Agreement.  The Borrowers acknowledge that the consultant referred to in Section 1(h) hereof is a consultant referred to in Section 9.04 of the Credit Agreement.

SECTION 6.   Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7.   Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BROADWING INC. (f/k/a CINCINNATI BELL INC.)

By
Title:

BROADWING COMMUNICATIONS
SERVICES INC. (f/k/a IXC COMMUNICATIONS SERVICES, INC.)

By
Title:

Agreed as of the date first above written:

CITICORP USA, INC.,
as Administrative Agent and as Lender

By
Title:

BANK OF AMERICA, N.A.,
as Syndication Agent and as Lender

By
Title:

Lenders:

Institution

By
Title:

CONSENT

Each of the undersigned, as (i) Grantor under the Non-Shared Collateral Security Agreement dated as of November 9, 1999 and amended by Letter Amendment and Waiver No. 1 dated as of May 17, 2000 (as amended, the “Non-Shared Collateral Security Agreement”) in favor of the Citicorp USA, Inc., as Administrative Agent (the “Administrative Agent”), for its benefit and the benefit of the Lenders parties to the Credit Agreement referred to in the foregoing Amendment No. 9, and/or (ii) Grantor under the Shared Collateral Security Agreement and amended by Letter Amendment and Waiver No. 1 dated as of May 17, 2000 (as amended, the “Shared Collateral Security Agreement”, and together with the Non-Shared Collateral Security Agreement, the “Security Agreements”) in favor of Wilmington Trust Company and John M. Beeson, as Collateral Trustees, for their benefit and the benefit of the Secured Holders referred to therein, and (iii) Guarantor under the IXCS Subsidiary Guaranty dated as of November 9, 1999 (the “IXCS Subsidiary Guaranty”), in favor of the Secured Parties referred to therein, and/or (iv) Guarantor under the CBI Subsidiary Guaranty dated as of November 9, 1999 (the “CBI Subsidiary Guaranty”, and together with the IXCS Subsidiary Guaranty, the “Guarantees”) in favor of the Secured Parties referred to therein, hereby consents to the foregoing Amendment No. 9 and hereby confirms and agrees that (a) notwithstanding the effectiveness of the foregoing Amendment No. 9, each Security Agreement and Guarantee to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, and (b) the Security Agreements to which such Grantor is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Secured Obligations (in each case, as defined therein.)

BROADWING INC. (f/k/a CINCINNATI BELL INC.)

By
Title:

BROADWING COMMUNICATIONS SERVICES
INC. (f/k/a IXC COMMUNICATIONS SERVICES, INC.)

By
Title:

BROADWING COMMUNICATIONS INC. (f/k/a
IXC COMMUNICATIONS, INC.)

By
Title:

CINCINNATI BELL DIRECTORY INC.

By
Title:

BROADWING IT CONSULTING INC.

By
Title:

ZOOMTOWN.COM INC.

By
Title:

CINCINNATI BELL WIRELESS COMPANY

By
Title:

BROADWING HOLDINGS INC.

By
Title:

CINCINNATI BELL ANY DISTANCE INC.

By
Title:

CINCINNATI BELL PUBLIC
COMMUNICATIONS INC.

By
Title:

BROADWING TELECOMMUNICATIONS INC. (f/k/a ECLIPSE TELECOMMUNICATIONS, INC.)
IXC BUSINESS SERVICES, LLC
BROADWING COMMUNICATIONS SERVICES OF VIRGINIA, INC.
IXC INTERNET SERVICES, INC.
BROADWING LOCAL SERVICES INC.

By
Title:

Schedule 5.01(r)

to the Credit Agreement

Description of Centralized

Cash Management System:  Cash Management

Procedures and Intercompany Lending

CBI and its subsidiary companies each maintain a cash concentration account at PNC Bank, N.A., in Cincinnati, Ohio.  These accounts are directly connected to each other through daily sweeping transactions.  The sweeping transactions are set up to automatically transfer any excess balances at CBI and the subsidiary companies into                     company account at the end of each business day.  If the CBI concentration account or subsidiary company concentration account has a negative balance at the end of a business day, funds are automatically transferred from                  company account into CBI’s or that subsidiary’s account.

Sweeping transfers made from                        company account into CBI and a subsidiary account are booked as a loan to CBI or the subsidiary.  Sweeping transfers made from the subsidiary account to                    company account are booked as a loan to                  .  The net amount borrowed or loaned by CBI and each subsidiary (as the case may be) is added to CBI or that subsidiary’s (as the case may be) previous outstanding loan balance with             and rolled forward.

No amount may be transferred to the CBI concentration account in respect of a payment on the New Notes or the Other Permitted Equity if a Blocking Event has occurred and is continuing.